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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE


                                                       Six Months Ended
                                                            June 30
                                                       1996             1995
                                                  -------------    -------------
Net Income (A)                                      $22,127,000      $16,163,000
                                                    ===========      ===========

Weighted Average Common Shares Outstanding           14,842,242       15,240,676
Weighted Average Common Share Equivalents (1)           152,783           51,996
                                                    -----------      -----------
Weighted Average Common Shares and
Common Stock Equivalents (B)                         15,002,065       15,292,672
                                                    ===========      ===========

Net Income per Common Share (A/B)                         $1.47            $1.06
                                                    ===========      ===========

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.







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